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                                                                     EXHIBIT 4.1

                            CERTIFICATE OF AMENDMENT
                                       OF
                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                           MICROSTRATEGY INCORPORATED

                         Pursuant to Section 242 of the
                General Corporation Law of the State of Delaware

         MicroStrategy Incorporated (hereinafter called the "Company"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

         The Board of Directors of the Company duly adopted resolutions by written consent on June 18, 2002 and at a meeting on July 29, 2002, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Company, as amended, and declaring said amendment to be advisable and directing that it be submitted to and considered by the stockholders of the Company for approval. The stockholders of the Company duly approved said proposed amendment at the Annual Meeting of Stockholders held on July 23, 2002 in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:

RESOLVED: That the first paragraph of Article Four of the Amended and Restated
          Certificate of Incorporation of the Company, as amended, be and hereby is deleted in its entirety and the following two paragraphs are inserted in lieu thereof:

               "That, effective at 5:00 p.m., eastern time, on the filing date of this Certificate of Amendment of Amended and Restated Certificate of Incorporation, as amended, (the "Effective Time"), a one-for-ten reverse stock split of the Company's Class A Common Stock (as defined below) and Class B Common Stock (as defined below) shall become effective, pursuant to which each ten shares of Class A Common Stock and each ten shares of Class B Common Stock, respectively, outstanding and held of record by each stockholder of the Company (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one share of Class A Common Stock and one share of Class B Common Stock, respectively, automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Class A Common Stock and one share of Class B Common Stock, respectively, from and after the Effective Time. No fractional shares of Class A Common Stock or Class B Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which the stockholder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the average

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               of the high and low trading prices of the Class A Common Stock on the Nasdaq National Market (or the Nasdaq SmallCap Market if the Class A Common Stock is listed on the Nasdaq SmallCap Market immediately preceding the Effective Time) during regular trading hours for the five trading days immediately preceding the Effective Time.

               The total number of shares of capital stock which the Company shall have authority to issue is 500,000,000 shares, consisting of three classes of capital stock:

               (a) 330,000,000 shares of Class A Common Stock, par value $0.001 per share (the "Class A Common Stock");

               (b) 165,000,000 shares of Class B Common Stock, par value $0.001 per share (the "Class B Common Stock") (the Class A Common Stock and the Class B Common Stock are collectively referred to as the "Common Stock"); and

               (c) 5,000,000 shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

         IN WITNESS WHEREOF, the Company has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its duly authorized officer this 30th day of July, 2002.

                                        MICROSTRATEGY INCORPORATED


                                        By:   /s/ Eric F. Brown
                                              ----------------------------------
                                            Name:  Eric F. Brown
                                            Title: President and CFO